Exhibit 99-1

ENERGY EAST CORPORATION ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

FOR IMMEDIATE RELEASE

Portland, Maine, May 1, 2008 - Energy East Corporation [NYSE:EAS] today announced its first quarter financial results. Earnings per basic share for the first quarter 2008 were 84 cents compared to 90 cents per share earned in the first quarter 2007.

For the 12 months ended March 31, 2008, earnings per basic share were $1.59 per share compared with $1.77 per share for the 12 months ended March 31, 2007.

Earnings per basic share for the first quarter of 2008 were 6 cents lower than first quarter 2007 earnings of 90 cents per share. The major factors affecting first quarter earnings include:

  A reduction of 8 cents per share due to lower electric margins, and
  Higher average common shares outstanding, which reduced earnings per share 5 cents.

Those decreases were partially offset by increases in earnings per share of:

  3 cents due to higher gas margins, and
  4 cents resulting from a lower estimated annualized effective income tax rate for 2008.

Unaudited Consolidated Statements of Income and Energy Distribution and Weather Statistics are presented on the following pages.

In addition, today Energy East filed its Form 10-Q with the Securities and Exchange Commission. The document contains additional details regarding first quarter 2008 financial results and is available on Energy East's website: www.energyeast.com. Shareholders may obtain a free copy of our Form 10-Q by contacting Investor Relations at (207) 688-4386.

About Energy East:
Energy East is a respected super-regional energy services and delivery company serving about 3 million customers throughout upstate New York and New England. By providing outstanding customer service and meeting customers' energy requirements in an environmentally friendly manner, Energy East will continue to be a valuable asset to the communities we serve.

Energy East Corporation
Consolidated Statements of Income

	Three Months		Twelve Months

Period Ended March 31,	2008	2007	2008	2007

(Thousands, except per share amounts)
Operating Revenues
Utility	$1,511,663	$1,564,064	$4,600,382	$4,741,554
Other	154,987	149,674	530,638	506,295

Total Operating Revenues	1,666,650	1,713,738	5,131,020	5,247,849

Operating Expenses
Electricity purchased and fuel used in generation
Utility	338,894	385,273	1,394,622	1,475,001
Other	92,928	88,853	367,867	352,864
Natural gas purchased
Utility	546,883	538,506	1,124,469	1,108,717
Other	41,344	42,375	89,387	78,073
Other operating expenses	190,529	193,723	839,802	803,967
Maintenance	40,875	40,818	175,674	206,853
Depreciation and amortization	68,502	68,799	277,193	281,963
Other taxes	78,174	75,713	258,142	251,682

Total Operating Expenses	1,398,129	1,434,060	4,527,156	4,559,120

Operating Income	268,521	279,678	603,864	688,729
Other (Income)	(6,889)	(8,955)	(36,818)	(44,681)
Other Deductions	1,006	3,231	9,257	23,792
Interest Charges, Net	68,736	68,401	276,274	298,505
Preferred Stock Dividends of Subsidiaries	282	282	1,128	1,129

Income Before Income Taxes	205,386	216,719	354,023	409,984
Income Taxes	73,431	83,425	104,064	150,099

Net Income	$131,955	$133,294	$249,959	$259,885

Earnings per Share, basic	$.84	$.90	$1.59	$1.77

Earnings per Share, diluted	$.83	$.90	$1.58	$1.76

Dividends Declared per Share	$.31	$.30	$1.22	$1.18

Average Common Shares Outstanding, basic	157,090	147,517	157,161	147,082

Average Common Shares Outstanding, diluted	158,251	148,406	158,233	147,896

Energy East Corporation
Energy Distribution Statistics

	Three Months			Twelve Months

Periods Ended March 31,	2008	2007	% change	2008	2007	% change

Electricity (thousands of megawatt-hours)
Residential	3,381	3,427	(1)%	12,393	12,252	1%
Commercial	2,434	2,461	(1)%	10,009	9,852	2%
Industrial	1,722	1,596	8%	7,425	6,963	7%
Other	615	598	3%	2,317	2,295	1%

Total retail	8,152	8,082	1%	32,144	31,362	2%
Wholesale	1,310	1,935	(32)%	6,617	8,749	(24)%

Total	9,462	10,017	(6)%	38,761	40,111	(3)%

Natural Gas (thousands of dekatherms)
Residential	36,332	38,688	(6)%	75,705	75,489	-
Commercial	11,920	12,416	(4)%	25,190	25,182	-
Industrial	1,496	1,537	(3)%	3,551	3,568	-
Other	4,084	4,396	(7)%	13,027	13,780	(5)%
Transportation of customer-owned gas	28,086	26,484	6%	79,273	78,193	1%

Total retail	81,918	83,521	(2)%	196,746	196,212	-
Wholesale	556	351	58%	1,958	416	NM

Total	82,474	83,872	(2)%	198,704	196,628	1%

NM = Not meaningful

Energy East Corporation
Weather Statistics

Three months ended March 31,	2008	2007	Normal

New York
Heating degree days	3,287	3,350	3,411
(Warmer) than prior year	(2%)
(Warmer) than normal	(4%)

New England
Heating degree days	3,033	3,176	3,175
(Warmer) than prior year	(5%)
(Warmer) than normal	(5%)